EDO Corporation
                        Compensation Plan for Directors

1. Purpose.

The Purpose of the EDO Corporation (the "Company") Compensation Plan for Directors (the "Plan") is to provide one-half of Director's retainer in the form of Company Common Shares, and also to provide its Directors with the opportunity to defer receipt of their cash compensation to a future date. The Company has adopted this Plan in recognition of the valuable services of these Directors and the desire to increase the alignment of the interests of Directors with those of shareholders and to provide them with additional flexibility in their personal financial planning.

2. Compensation in Stock

One-half of a Director's retainer shall be paid in Common Shares of the Company. Such shares shall be distributed on the last Friday of each quarter in an amount equal to one-half of a Director?s earned quarterly retainer based on the Fair Market Value on such date. A Director may elect to receive any or all of the remainder of any cash compensation due such Director in the form of Common Shares of the Company by election made in the same manner and under comparable irrevocable terms as election for the deferral feature. Such additional Common Shares shall be distributed at the same time and in the same manner as those for one-half of the Director?s retainer.

3. Eligibility for Deferral Feature.

Any Director of the Board of the Company who receives compensation for his or her services on the Board is eligible to participate in the deferral feature of the Plan.

4. Election to Participate in Deferral Feature.


(a) Any eligible Director may elect, prior to the beginning of each calendar year, but no later than December 31st of the preceding year, to participate in the deferral feature of the Plan and defer receipt of either all or part of the cash compensation that would otherwise have been payable to him or her for services as a Director (including his or her annual retainer, committee and meeting fees) to a distribution date defined in Section 6. A new Director may make an election with respect to future cash compensation including cash compensation earned in the first year of eligibility, within 30 days after becoming eligible.

(b) The election will be made on a written form called a "Notice of Election" signed by the Director and delivered to the Secretary of the Company. This election will continue in effect for future years in which the Director is eligible to participate unless the Director submits a written request revoking or revising his or her election on a Notice of Election form.

Any revocation or revised deferral election will be applicable only to compensation the Director may earn for services performed in the future and will be effective as of January 1st of the year specified, provided that the signed Notice of Election form has been received by the Company by December 31st of the preceding calendar year.

(c) Nothing in this Section prevents a Director from filing an election not to participate for a calendar year and thereafter filing another election to participate in the deferral feature of the Plan for any subsequent calendar year.

5. Deferral Accounts.

A deferred compensation account will be established for each Director participating in the deferral feature ("Participant") as a bookkeeping instrument. Credits will be made to a Participant's account on the same dates compensation would have otherwise been paid to him or her currently. Compensation can be deferred in the form of cash or stock. Cash deferrals will be credited with interest, compounded quarterly, until distribution is made in full. The interest rate for purposes of this deferral feature of the Plan will be the most recent published average one-year U.S. Treasury Bill rate as published by the Federal Reserve Board on the day interest is computed. Deferrals in the form of stock will be converted to stock units based on the closing reported sales price of EDO Common Shares par value $1 ("Common Shares"), on the New York Stock Exchange (consolidated trading) (the "Fair Market Value") on the day that monies would have otherwise been paid. Stock units will be credited with cash or stock dividends that will be converted into stock units based on the Fair Market Value on these dates.


6. Distribution of Deferred Compensation.

Amounts deferred and accumulated interest or dividends will be credited to a Participant's account and be paid out according to either of two schedules: a lump sum, or in annual installments not to exceed 10 years. The Participant will indicate his or her choice of payment schedule on the election form. Payment(s) will commence on January 1st of the following year in which the Participant ceases to be a Director of the Company, or the date specified by the Participant in his or her election form. Stock units or cash amounts held pending distribution shall continue to accrue dividends or interest as provided in Section 5 until the date of distribution. Any tax required by any governmental authority to be withheld shall be deducted from each distribution under the deferral feature of the Plan. Distribution of stock units shall be in Common Shares, or, at the election of the Participant, in the cash equivalent at the Fair Market Value on the date of distribution.

Any modification of a prior election to receive Common Shares or cash payment in a lump sum distribution or in annual installments shall, be made no later than the end of the calendar year preceding the year in which the Participant ceases to serve as a Director.

7. Designation of a Beneficiary.

Each Participant will designate one or more beneficiaries to receive all amounts due upon his or her death. If a Participant designates more than one beneficiary, any cash or stock payments to such beneficiaries shall be made in equal shares unless the Participant has designated otherwise. In the absence of any designated beneficiary, all compensation accrued to the date of death will be paid to the Participant's estate. Any beneficiary designation, change or cancellation may be made in writing at any time.

A Participant shall bear full responsibility for the accuracy and legal sufficiency of his or her beneficiary designation.

8. Change in Distribution Schedule.


(a) In the event of death, or permanent disability of a Participant before full payment has been made, the Committee (as defined below) in its sole discretion shall be permitted to pay the balance of any deferred amount in one lump sum to the Participant or his or her designated beneficiary regardless of any distribution schedule the Participant has requested.

(b) The Participant will be considered disabled for the purposes of this Plan if the administrative Committee determines, based on medical evidence, that the Participant is disabled, mentally or physically, and is, therefore, unable to continue his or her services to the Company.

9. Administration of the Plan.

The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee") which will consist of not less than three members selected by the Board. This administrative Committee will have the right to interpret the provisions of the Plan. However, no Director may participate in any decision which would specifically affect his or her own deferral account. All decisions regarding payments or amendments to the Plan will be subject to the approval of the Board of Directors of the Company.

10.  Rights of a Participant.

Income deferred under this Plan will not be segregated from the general funds of the Company and no Participant will have any claim on any specific assets of the Company. To the extent that any Participant acquires a right to receive benefits under this Plan, his or her right will be no greater than the right of any unsecured general creditor of the Company and is not assignable or transferable except to his or her beneficiary or estate as defined in Section 7.

11.  Amendment and Termination.

(a) The Plan may be amended from time to time by resolution of the Board of Directors to comply with changes in the laws of the State and Federal Government having jurisdiction over the Company. The amendment of any one or more provisions of the Plan shall not affect the remaining provisions of the Plan. No amendment shall reduce any benefits accrued by any Participant prior to the amendment.

(b) The Board of Directors has the right to alter the method of crediting dividends or interest to deferral accounts or to cease crediting future dividends or interest at any time.


(c) The Board of Directors has the right to terminate the Plan at any time. Any amount accumulated prior to the Plan's termination will continue to be subject to the provisions of the Plan.

12.  Arbitration of Disputes.

Any disagreement, dispute, controversy or claim arising out of, or relating to, this Plan or interpretation or validity hereof shall be settled exclusively and finally by arbitration. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association.

13.  Notices.

Notices and elections under this Plan must be in writing. A notice or election is deemed delivered if it is delivered personally or if it is mailed by registered or certified mail to the person at his or her last known business address.

14.  Applicable Law.

This Plan shall be interpreted under the laws of the State of New York without reference to its conflict of law rules.